UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2008

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
441 Vine Street, Suite 1200, Cincinnati, Ohio
45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure

On June 5, 2008 Kendle International Inc. (“Kendle” or the "Company") provided a response to a report issued by First Analysis Securities Corporation (“First Analysis”). In its response, Kendle noted that sixty percent (60%) of its pipeline (as opposed to backlog) consists of trials valued at $10 million or more in total revenue. Kendle also advised First Analysis that: (i) it has observed that sponsors, not vendors, are exploring ways to lower contract costs, mainly by giving more control of the project to the vendors; (ii) Kendle’s industry is seeing a greater degree of sales pull-through into late stage clinical development services from early stage; (iii) two recently hired senior finance personnel are reporting indirectly to CEO Candace Kendle; and (iv) Kendle now provides an electronic data capture (EDC) solution in-house.

Information in this report may contain forward-looking statements regarding future events and performance of the Company. All such forward-looking statements are based largely on management’s expectations and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include competitive factors, outsourcing trends, contract terms, exchange rate fluctuations, the Company’s ability to manage growth and to continue to attract and retain qualified personnel, the Company’s ability to complete acquisitions and to integrate newly acquired businesses, consolidation within the industry and other factors described in the Presentation and in the Company’s filings with the Securities and Exchange Commission.

The information in this Form 8-K, including any exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: June 5, 2008	By:	/s/ Karl Brenkert III
Karl Brenkert III
Senior Vice President-Chief Financial Officer